Exhibit 10.16

AMENDMENT of PROMISSORY NOTE

This AMENDMENT is made this 11th day of April 2023; by and between MCUS LLC and Stemtech Corporation.

WHEREAS, there was a certain Promissory Note executed 29th August, 2022 in the principle amount of $277,777.78 between the parties, constituting the duties and obligations of both;

WHEREAS, Stemtech Corporation is now interested in an Amendment of this standing Convertible Promissory Note

WHEREAS, pursuant to the terms of the Loan Documents, the original principal amount of said Note was $277,777.78, with interest at 8% per annum. As of this date, the current amount due and outstanding in connection with the original purchase of the Note is $277,660,94 with accrued interest.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor and the Borrower hereby agree as follows:

1.	The representations, covenants, and recitations set forth in the foregoing recitals are hereby incorporated into and made a part of this Amendment, including all defined terms referenced therein.

2.	Except as specifically modified by this Amendment, the terms and conditions of the Loan Documents, shall remain in full force and effect.

3.	The terms of the Promissory Note of 29th August, 2022 are hereby Amended as follows:

4.	The parties are jointly amending Par. 2.2(a), (conversion price) whereby the new fixed conversion price shall be $0.05, subject to all anti-dilution provisions as outlined in Par. 2.2(b)(4). All other terms in the Note remain as is and unchanged.

IN WITNESS WHEREOF the parties have duly executed these presents as of the day and year first above written.